Exhibit 99.1
April 10, 2018
Columbia Sportswear Company Announces Intention to Acquire Remaining Interest in China Joint Venture From Swire Resources Limited

PORTLAND, Ore.--(BUSINESS WIRE)--Columbia Sportswear Company (Nasdaq:COLM), a leading innovator in active outdoor apparel, footwear, accessories and equipment, today announced its intent to acquire the remaining 40 percent interest in Columbia Sportswear Commercial (Shanghai) Company, the joint venture that it currently operates in China with Swire Resources Limited, a subsidiary of Swire Pacific Limited (SEHK:00019) (SEHK:00087). The acquisition is subject to various conditions, including regulatory approval in China, and is expected to be completed on or about January 1, 2019.
Tim Boyle, Columbia's president and chief executive officer, said, "We thank Swire Resources for contributing to the success and growth of the Columbia brand in China. They have been an exceptional partner for us over the years and we look forward to continuing our strong relationship in Hong Kong and Macau going forward. We are very pleased with the performance of our joint venture since 2014. We have positioned the Columbia brand for long-term sustained growth in the crucial Chinese market. The acquisition is consistent with our strategy to accelerate investment as a brand-led, consumer-first business in the areas of highest growth potential for our existing brands".
Richard Sell, Director, Trading and Industrial Division of Swire Pacific Limited, said, "The strategic partnership between Columbia Sportswear and Swire Resources in greater China has been a proven success over many years. As the mainland China business embarks on its next phase of growth, we wish Columbia every success. We look forward to continuing to develop our Hong Kong and Macau business together and building our partnership over the years ahead".
The joint venture began operations on January 1, 2014 with headquarters in Shanghai. Columbia Sportswear Company currently owns 60 percent of the operation; Swire owns 40 percent, with profits and losses shared in similar proportions. The joint venture had an initial term of 20 years but included a provision for the purchase or sale of the minority interest any time after the fifth year.
The joint venture's 2017 sales in China totaled approximately $168 million, generating low-teens operating margin. Sales are on pace to achieve high single-digit growth in 2018. Future plans include continued investments in building the Columbia brand in China, as well as expansion of direct and dealer-operated retail locations. We also intend to maintain the existing management team, staff, dealers, and distribution networks that have helped the Columbia brand flourish in China.
Jason Zhu will continue as general manager of Columbia Sportswear Commercial (Shanghai) Company.

As of December 31, 2017, the joint venture operated 86 retail store locations in China. In addition, the joint venture sells its products through brand-specific e-commerce websites in China across multiple platforms and has distribution relationships with approximately 50 wholesale dealers that operate approximately 750 retail locations.
Reflecting Columbia's 60 percent ownership stake, the joint venture has been fully consolidated in Columbia Sportswear's operating results and financial position beginning with the first quarter of 2014, in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").
Swire's share of the net income of the joint venture is included in net income attributable to non-controlling interest in Columbia's Consolidated Statements of Operations. The non-controlling equity interest in the joint venture is presented separately in Columbia's Consolidated Balance Sheets and Consolidated Statements of Equity.
Swire's share of the profit of the associated company is included in the share of losses less profits of associated companies in Swire's consolidated statement of profit or loss. Swire's share of the net assets of the associated company is included under associated companies in Swire's consolidated statement of financial position.
Swire Resources will continue to serve as the exclusive independent distributor of Columbia Sportswear in Hong Kong and Macau. Swire Resources Limited, had previously operated as Columbia Sportswear's exclusive independent distributor of Columbia branded products in China from 2004 until the beginning of the joint venture.
About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.SOREL.com, and www.prana.com.
About Swire Resources Limited
Swire Resources Limited is a subsidiary of Swire Pacific Limited, one of Hong Kong's leading listed companies with diversified interests in five operating divisions: Property, Aviation, Beverages, Marine Services, and Trading & Industrial. Swire Resources acts as the holding company for extensive retail and wholesale interests in sports, outdoor and lifestyle footwear and apparel. The company's five multi-brand chains, Marathon Sports, Gigasports, Catalog, d2r, and Go Wild, are positioned uniquely to serve a wide spectrum of sporting needs ranging from hardcore performance, outdoor activities, casual athleisure to fashion sports. Swire Resources operates over 210 retail outlets in Hong Kong, Macau and Mainland China, consisting of brand concept stores for over 15 distributor brands, own operated multi-brand sports stores under the five banners, as well as franchise stores of leading sports brands such as Nike, Adidas and New Balance.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, profitability and growth. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", and "may", and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors", and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.
Investors:
Columbia Sportswear Company
Christian Buss, 503-985-4584
Director of Investor Relations
cbuss@columbia.com
Media:
Columbia Sportswear Public Relations
Andy Nordhoff, 503-985-1739
anordhoff@columbia.com
Swire Pacific Limited
Cindy Cheung
Head of Group Public Affairs
852-2840 8091 (Office)
852-9038 8495 (Mobile)
cindycheung@JSSHK.com
Source: Columbia Sportswear Company